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                                                                     Exhibit 3.7


                FORM OF CHARTER OF PEN HARDWOOD COMPANY, AS AMENDED


          The undersigned person under the Tennessee Business Corporation Act adopts the following charter for the above listed corporation:

          1.   The name of the corporation is Pen Hardwood Company.

          2. The number of shares of stock the corporation is authorized to issue is 100,000 shares.

          3. (a). The complete business address of the corporation's initial registered office in Tennessee is Third Floor, Center Court Building, 5110 Maryland Way, Brentwood, Tennessee 37027, County of Williamson.

               (b). The name of the initial registered agent, to be located at the address listed in 3(a), is David G. Gray, Attorney.

          4. The name and complete address of the incorporater is Jere P. Griggs whose address is Third Floor, Center Court Building, 5110 Maryland Way, Brentwood, Tennessee 37027.

          5. The complete address of the corporation's principal office is Third Floor, Center Court Building, 5110 Maryland Way, Brentwood, Tennessee 37027.

          6.   The corporation is for profit.

          7. (a). The corporation shall issue only one class of shares, to wit, common voting shares of nominal, no par value.

               (b). The shareholders shall have preemptive rights in the event of issuance of additional shares of stock unless waived in writing.

               (c). The right to fill vacancies in the Board of Directors is reserved to the shareholders.

               (d). The right to amend the Charter or the corporate By-Laws is reserved to the shareholders.

               (e). To the fullest extent permitted by the Tennessee Business Corporation Act, no director of the company shall be liable to the company or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action, further eliminating or limiting the personal liabilities of directors, then the liability of a

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               director of the company shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act as so amended from time to time.

               (f). The corporation shall, to the maximum extent permitted by the Tennessee Corporation Business Act, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law. For the purpose of this subsection an "Agent" of the corporation, includes any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise serving at the request of such predecessor corporation.


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